UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

WILLDAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33076	14-1951112
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 East Katella Avenue, Suite 300, Anaheim, California 92806

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (800) 424-9144

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐               Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events

On December 15, 2006, Wedbush Morgan Securities Inc. (“Wedbush”), the underwriter of the recently completed initial public offering of Willdan Group, Inc. (“Willdan” or the “Company”), exercised in full its option to purchase an additional 435,000 shares of common stock from Willdan to cover over-allotments. Willdan granted Wedbush a 30-day over-allotment option to purchase up to 435,000 shares of common stock at the public offering price of $10.00 per share, less the underwriting discount. Net proceeds to Willdan from the exercise of the over-allotment option will be approximately $4 million. In total, including the over-allotment shares, the Company will have sold 2,435,000 shares of its common stock at $10.00 per share, before underwriting discounts and commissions, resulting in net proceeds of approximately $20.9 million.  In addition to the shares sold by Willdan, 900,000 shares were sold by a selling stockholder.

The closing of the sale of the over-allotment shares is expected to occur on December 20, 2006, subject to the satisfaction of customary closing conditions.

Willdan Group intends to use the net proceeds of approximately $20.9 million from this offering for working capital and general corporate purposes, including possible acquisitions, and to fund an estimated final S Corporation distribution to its existing stockholders, some of whom are officers, directors and significant employees of Willdan.

Wedbush Morgan Securities acted as the sole book-running manager for the offering.  The registration statement related to these securities has been declared effective by the Securities and Exchange Commission. Information about this offering is available in the final prospectus filed by Willdan with the Securities and Exchange Commission.

On December 18, 2006, the Company issued a press release announcing the exercise of the over-allotment option. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits

(d)           Exhibits.  The following document is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number
99.1	Press Release of Willdan Group, Inc. dated December 18, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLDAN GROUP, INC.

Date: December 18, 2006	By:	/s/Win Westfall
Win Westfall
Chief Executive Officer

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